UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ULTRAGUARD WATER SYSTEMS CORP.
(Formerly Service Systems International, Ltd.)
(Exact name of registrant as specified in its charter)

NEVADA	88-0263701
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

918 Sherwood Avenue, Coquitlam, British Columbia, Canada V3K 1A6
(Address of principal executive offices)

The 2004 Incentive Plan of UltraGuard Water Systems Corp.
(Full title of the plan)

Cane & Associates, LLP, 2300 W. Sahara Avenue. Las Vegas. NV 89102
(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (702) 312-6255

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	10,000,000	$.01	$100,000.00	$11.77

(1)	Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) f the Securities Act of 1933, based on the average bid and asked price of the registrant’s common stock as of December 17, 2004, a date within five business days prior to the date of filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The 2004 Consultants Incentive Plan
Cross-Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of Part I of Form S-8 and the Section 10(a) prospectus that will be delivered to each employee, consultant, or director who participates in the 2004 Incentive Plan of UltraGuard Water Systems Corp.

Registration Statement Item Numbers and Headings		Prospectus Heading

1.	Incentive Plan Information	Section 10 (a) Prospectus

2.	Registrant Information and Incentive Plan Annual Information	Section 10 (a) Prospectus

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by UltraGuard Water Systems Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

1.          The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003

2.          All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2003.

3.          The Company's Form 10-SB registration statement filed on November 19, 1996 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment, that indicates that all securities covered by this registration statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

The common stock of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company’s initial Form 10-SB registration statement filed with the Commission on November 19, 1996, and is incorporated herein by reference. (See “Item 3. Incorporation of Documents by Reference”).

Item 5. Interests of Named Experts and Counsel

No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being registered hereby was hired on a contingent basis or has or is to receive, in connection with this registration, a substantial interest, direct or indirect, in the Company.

Item 6. Indemnification of Directors and Officers

Section 78.751 of the Nevada Revised Statutes provides for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. This section requires that the individual was acting "in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful". The section further provides that "indemnification may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action".

The Company has not entered into individual indemnity agreements with its officers or directors. The Company's By-Laws, however, provide a blanket indemnification that the Company shall indemnify, to the fullest extent under Nevada law, its directors against certain liabilities incurred with respect to their service in all instances where the director acted in good faith and in reliance upon information obtained from noted reliable sources.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits.

The exhibits attached to this registration statement are listed in the Exhibit Index, which is found on page 6.

Item 9. Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         To treat, for the purpose of determining any liability under the Securities Act of 1933 as amended (the “Securities Act”), each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coquitlam, British Columbia, Canada on December 8, 2004.

UltraGuard Water Systems Corp.

By: /s/ Ken Fielding
Ken Fielding, as Chief Executive Officer

By:/s/ J. R. Gaetz
J. R. Gaetz, as Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ken Fielding, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons, in their respective capacities, have signed this registration statement on the date indicated.

Signature	Title	Date

/s/ John Gaetz	Chairman & CFO	December 8, 2004
John Gaetz

/s/ Erin Strench	Director	December 8, 2004
Erin Strench

INDEX TO EXHIBITS

Commission Ref. No.	Description of Exhibit
Exhibits

4.1	The 2004 Incentive Plan of UltraGuard Water Systems Corp.

4.2	Section 10(A) Prospectus of UltraGuard Water Systems Corp.

5	Opinion and Consent of Counsel with respect to the legality of the issuance of securities pursuant to this S-8 registration statement

23.1	Consent of Accountant